EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is entered into and made effective as of this 1st day of May, 1996 by and between Pallet Recycling Associates of North America, Inc., a Minnesota corporation (the "Company"), and James Doyle (hereinafter "Employee").

                                 R E C I T A L S

         The Company desires to employ the Employee pursuant to the terms and conditions of this Agreement and represents and warrants hereby that it has the power to enter into this Agreement and that the officer executing this Agreement has been duly authorized and empowered to do so by its Board of Directors, and the Employee desires to work for the Company under the terms and conditions of this Agreement and represents to the Company that such Employment will not violate any agreement, restriction or obligation to which Employee is a party or is bound.

         NOW, THEREFORE, in consideration of the foregoing and the terms and conditions herein, the Company and the Employee, for themselves and their respective successors-in-interest, do hereby agree as follows:

         1. Retention of Employee. The Company hereby retains the Employee and the Employee hereby accepts such retention for a term of one year from the date first written above. This Agreement will be renewed automatically for additional one year terms unless either party notifies the other party in writing at least sixty (60) days prior to the expiration of this Agreement or any renewal term of its desire not to renew this Agreement.

         2. Duties of Employee. The Employee shall assist the Company in its acquisition of pallet recycling and manufacturing companies by making contacts and visits with such companies, evaluating the merits of acquisitions of said companies and assisting representatives of the Company in consummating such acquisitions. Attached hereto as Exhibit "A" is a list of those companies for which Employee agrees to provide the above-described services and for which Employee will receive the commission compensation described in Section 4 (a) below in the event that the Company consummates an acquisition of any such company. Said Exhibit may be modified from time to time by the parties to add additional companies. Any such modification, when executed by the parties, will become the new Exhibit "A" to this Agreement. In addition, the Employee will accept assignments from the Company to work with subsidiaries or divisions to improve operations.

         3. Other Activities. The Employee shall be free to engage in any other business activity so long as it does not interfere with Employee's duties hereunder.

         4. Compensation and Benefits. During the term of this Agreement, the Employee shall receive the following compensation and benefits:

                   a.) COMPENSATION. The Employee shall receive an annual salary of $50,000, which salary shall be paid in equal installments, less all legally required or Employee-directed deductions, at such times as the Company pays similarly situated employees in accordance with the Company's normal payroll practices. In addition, the Employee shall receive a commission for all consummated acquisitions of all or substantially all of the assets or capital stock of companies listed on Exhibit "A" for which Employee provides services to the Company in connection therewith, according to the following schedule:

IF THE GROSS REVENUES OF A COMPANY             THEN THE COMMISSION
FOR ITS MOST RECENTLY CONCLUDED FISCAL         TO BE PAID TO
YEAR ARE:                                      EMPLOYEE IS:

Less than $1 million                           $12,000
$1 million to $2 million                        20,000
More than $2 million                            30,000

The Employee will be paid a draw against said commissions in the amount of $40,000 annually, which draw shall be paid in equal installments at the same time that the Employee is paid salary. Commissions earned under this Section 4
(a) shall be paid by the Company within thirty (30) days of the closing of any such acquisition. From any said commission payment will be subtracted all draws against commissions to the date of said commission payment. The Employee's total compensation of salary and commissions shall not be less than $90,000 and shall not exceed $150,000 annually.

                   b.) BENEFITS. The Employee shall be entitled to participate in the following benefits:

                   A. BONUS. Such annual bonus as shall be approved by the Company's Board of directors.

                   B. VACATION: Employee shall be entitled to four (4) weeks paid vacation per year, such vacation to be taken at appropriate times, given due concern for workload demands. All vacation accrued within any calendar year is to be used before the end of the following calendar year.

         5. Expenses. The Company shall reimburse the Employee for all out-of-pocket expenses incurred by the Employee in connection with his duties hereunder within fifteen (15) days after being presented with such receipts, vouchers, etc. as shall be required by the Company's Board of Directors.

         6. Confidential Information. Except in the normal and proper course of the Employee's duties hereunder, Employee will not use for his own account or disclose to anyone else, during or after the term of this Agreement, any confidential or proprietary material or information relating to the Company's operations or business which the Employee may obtain from the Company or its Employees, or otherwise by virtue of his employment by the Company. Confidential or proprietary material shall include, but not be limited to, the following types of material or information, both existing and contemplated, regarding the Company, or any of its subsidiaries or affiliates: corporate information, including sources of pallets, contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trademark and tradename applications, and any litigation or negotiations; marketing information, including sales or product plans, strategies, tactics, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations. As used in this Agreement, "confidential and proprietary information" shall not include: a. information known to Employee prior to the date of disclosure by the Company and not obtained or derived directly or indirectly from the Company, b. information which is or becomes public or available to the general public otherwise than through the act or default of the Employee, or c. information obtained subsequent to any disclosure from a third party who is lawfully in possession of same and which information is not subject to any confidential or non-use obligations owed to the disclosure under this Agreement from a third party who is lawfully in possession of the same and which information is not subject to any confidential or non-use obligations owed to the disclosing party or others.

         7. Termination. Prior to the termination of this Agreement pursuant to the provisions set forth in Section 1 above, this Agreement shall terminate (a) if the Employee should die; (b) if the Employee should unilaterally terminate this Agreement, provided that the Employee shall give the Company written notice of such termination at least thirty (30) days in advance of such termination;
(c) pursuant to the terms of a written mutual agreement between the Employee and the Company; or (d) if the Employee is terminated for cause. As used in this
Section 7(d), the term "for cause" shall mean: intentional misconduct which damages the Company.

         8. Notices. All notices, objections, demands or other communications required or permitted to be given or served under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or deposited in the United States mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, as follows:

         (a) In the case of the Employee, to his last address as shown on the records of the Company; or

         (b) In the case of the Company, to its registered office in the State of Minnesota.

         9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their assigns, executors, heirs, or successors, provided that the Employee may not assign any right or obligation hereunder, in whole or in part, without the prior written consent of the Company, and any attempt to do so shall be void.

         10. Amendment, Modification or Waiver. No amendment, modification or waiver of any condition, provision or term of this Agreement shall be valid or of any effect unless made in writing, signed by the party or parties to be bound or its duly authorized representative and specifying with particularity the nature and extent of such amendment, modification or waiver. Any waiver by any party of a default of the other party shall not affect or impair any right arising from any subsequent default. Nothing herein shall limit the remedies and rights of the parties hereto under and pursuant to this Agreement.

         11. Remedies. The parties hereto agree that the failure of a party to perform any obligation or duty which each has agreed to perform shall cause irreparable harm to the party willing to perform the obligations and duties herein, which harm cannot be adequately compensated for by money damages. It is further agreed by the parties hereto that an order of specific performance against a party in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting party. Accordingly, in the event of a default by a party hereto, the non-defaulting party, in addition to whatever other remedies are available at law or in equity, shall have the right either to obtain injunctive relief against, or to compel specific performance by, the defaulting party of any obligation or duty herein or breach thereof.

         12. Severable Provisions. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

         13. Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         14. Captions, Headings or Titles and Reference to Gender. All captions, headings or titles in the paragraphs or sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement or as a limitation of the scope of the particular paragraphs or sections to which they apply. Where appropriate, the masculine gender may be read as the feminine gender or the neuter gender, the feminine gender may be read as the masculine gender or the neuter gender and the neuter gender may be read as the masculine gender or the feminine gender.

         15. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each party and delivered to both parties.

         16. Tennessee Law to Govern. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


PALLET RECYCLING ASSOCIATES
OF NORTH AMERICA, INC.


By ______________________________

Its _____________________________


______________________________
JAMES DOYLE